EXHIBIT 99.1

PRESS RELEASE — FOR IMMEDIATE RELEASE

CONTACT: Kenneth R. Howe, Chief Financial Officer

                                                                                       (248) 737-4190

AGREE REALTY CORPORATION REPORTS THIRD QUARTER 2004
OPERATING RESULTS

Third Quarter 2004 Highlights:

Financial Information

•	Diluted FFO per share of $0.67

•	$0.49 per share quarterly dividend paid October 12, 2004

     FARMINGTON HILLS, MI (October 28, 2004) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended September 30, 2004. For the third quarter, funds from operations increased 54.2% to $4,824,000 compared with funds from operations in the third quarter of 2003 of $3,127,000 ($4,088,000 before a charge for early extinguishment of debt). Diluted funds from operations per share were $0.67 per share compared with $0.49 per share ($0.64 per share before a charge for early extinguishment of debt) for the third quarter of 2003. Net income increased to $3,895,000, or $0.60 per share on a diluted basis, compared with net income for the third quarter of 2003 of $1,857,000, or $0.33 per share. Total revenues increased 12.4% to $7,629,000, compared with total rental revenues of $6,785,000 in the third quarter of 2003. A reconciliation of net income to FFO is included in the financial table accompanying this press release.

     For the nine months ended September 30, 2004, funds from operations increased 26.0% to $13,545,000 compared with funds from operations for the nine months ended September 30, 2003 of $10,548,000 ($11,509,000 before a charge for early extinguishment of debt). Diluted funds from operations per share were $1.90 per share compared with $1.90 per share ($2.07 per share before a charge for early extinguishment of debt) for the third quarter of 2003. Net income was $9,848,000, or $1.52 per share on a diluted basis, compared with net income for the comparable period last year of $6,475,000, or $1.33 per share. Total revenues increased 9.1% to $22,210,000, compared with total rental revenues of $20,364,000 for the comparable period last year.

Funds from Operations

     Management considers Funds from Operations (“FFO”) to be a useful supplemental measure to evaluate operating performance. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) to mean net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization. FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. In addition, our method of calculating FFO may not be comparable to the methods used by other REITs and, accordingly may be different from similarly titled measures reported by other companies.

Dividend

     We paid a cash dividend of $0.49 per share on October 12, 2004 to shareholders of record on September 30, 2004. The dividend is equivalent to an annualized dividend of $1.96 per share and represents a payout ratio of 73.1% of funds from operations for the quarter.

Portfolio Results

     At September 30, 2004, Agree Realty Corporation’s total assets were $209,576,000. At quarter end our portfolio consisted of 52 properties totaling 3,435,388 million square feet located in 14 states. The portfolio was 99% leased at the end of the quarter. During the quarter we:

•	Sold a Single Tenant Property located in Perrysburg, Ohio to a private investor for approximately $2.1 million.

•	Entered into a land lease with a restaurant operator for a property we acquired in Lansing, Michigan.

•	Terminated the interest of our joint venture partner in two joint venture properties located in Ann Arbor, Michigan and Boynton Beach, Florida. The tenant repaid the joint venture partners’ capital contributions of approximately $13.8 million and the Company now owns 100% of the two (2) properties. We have treated the repayment of the capital contribution as deferred revenue and accordingly, will recognize rental income over the twenty (20) year term of the related leases.

•	Received a lease termination payment of approximately $350,000 from a former tenant of the Lakeland, Florida community shopping center.

•	Announced that we would develop a retail property in Midland, Michigan.

Lease Expirations

     The following table shows lease expirations for the next 10 years for our freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options.

			September 30, 2004
		Gross Leasable Area		Annualized Base Rent
	Number
Expiration	of Leases	Square	Percent		Percent
Year	Expiring	Footage	of Total	Amount	of Total
2004	2	8,136	.24%	$73,224	.27%
2005	19	142,890	4.16	824,341	2.99
2006	38	180,024	5.24	1,456,049	5.28
2007	13	68,330	1.99	459,346	1.67
2008	24	310,595	9.04	1,288,143	4.68
2009	10	162,490	4.73	731,614	2.66
2010	7	213,135	6.20	1,245,529	4.52
2011	6	178,903	5.21	1,163,938	4.22
2012	—	—	—	—	—
2013	1	51,868	1.51	492,746	1.79

Total	120	1,316,371	38.32%	$7,734,930	28.08%

Annualized Base Rent of our Properties

The following is a breakdown of base rents in place at September 30, 2004 for each type of retail tenant:

National	$24,317,677	88.26%
Regional	1,999,713	7.26
Local	1,234,670	4.48

Total	$27,552,060	100.00%

Operating Partnership Units

     As of September 30, 2004 there were 673,547 operating partnership units outstanding.

     Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties and neighborhood community shopping centers, located in fourteen (14) states and leased to major retail tenants.

     Agree Realty Corporation considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Such statements are, by their nature, subject to certain risks and uncertainties. The Company cautions that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.

     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Revenue
Minimum rents	$6,939	$6,035	$19,753	$17,899
Percentage rent	(12)	48	29	99
Operating cost reimbursements	649	592	2,179	2,023
Unconsolidated entities	30	110	217	341
Other income	23	—	32	2

Total Revenue	7,629	6,785	22,210	20,364

Expenses
Real estate taxes	453	458	1,381	1,365
Property operating expenses	415	463	1,505	1,484
Land lease payments	180	180	541	541
General and administration	687	553	1,983	1,676
Depreciation and amortization	1,107	1,012	3,248	2,997
Interest expense	1,076	1,302	3,339	4,561
Early extinguishment of debt	—	961	—	961

Total Expenses	3,918	4,929	11,997	13,585

Income before minority interest and Discontinued operations	3,711	1,856	10,213	6,779
Minority interest expense	350	179	963	822

Income before discontinued operations	3,361	1,677	9,250	5,957
Gain on sale — discontinued property	523	—	523	—
Income from discontinued operations	11	180	75	518

Net income	$3,895	$1,857	$9,848	$6,475

Net Income — per share	$.60	$.33	$1.52	$1.33

Reconciliation of Funds from Operations to Net Income
Net income	$3,895	$1,857	$9,848	$6,475
Depreciation of real estate assets	1,089	1,056	3,215	3,136
Amortization of leasing costs	12	15	34	43
Gain on sale of assets	(577)	—	(577)	—
Minority interest	405	199	1,025	894

Funds from Operations	$4,824	$3,127	$13,545	$10,548

Funds from Operations — per share	$.67	$.49	$1.90	$1.90

Weighted average number of shares and “OP” units
outstanding	7,148	6,349	7,147	5,557

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	Sep 30,	Dec 31
	2004	2003
ASSETS
Real estate investments, at cost	$246,940	$221,225
Accumulated depreciation	(40,565)	(38,476)
Cash and cash equivalents	216	1,004
Cash — restricted	—	4,310
Rents receivable	115	622
Investments in and advances to unconsolidated entities	—	330
Deferred costs, net of amortization	1,260	1,387
Other Assets	1,610	1,284

Total Assets	$209,576	$191,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages payable	$54,362	$55,967
Construction loans	—	1,569
Notes payable	33,900	26,500
Deferred revenue	13,657	—
Other liabilities	4,735	5,640

Total Liabilities	106,654	89,676

Total Minority Interest	5,864	5,822

Common stock	1	1
Additional paid-in capital	109,241	108,252
Accumulated deficit	(10,823)	(11,228)
Unearned compensation	(1,361)	(837)

Total Stockholders’ Equity	97,058	96,188

	$209,576	$191,686